UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2005

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See “Item 2.03—Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” for a description of (i) the Purchase Agreement, dated as of July 22, 2005 (the “Purchase Agreement”), between Cheniere Energy, Inc. (the “Company”) and Credit Suisse First Boston LLC (the “Initial Purchaser”), (ii) the Indenture, dated as of July 27, 2005 (the “Indenture”), between the Company, as issuer, and The Bank of New York, as trustee, governing the terms of the Company’s 2.25% Convertible Senior Notes due 2012 (the “Notes”) and (iii) the Registration Rights Agreement, dated as of July 27, 2005 (the “Registration Rights Agreement”), between the Company and the Initial Purchaser.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to the Purchase Agreement, the Company agreed to sell to the Initial Purchaser $300 million aggregate principal amount of its Notes, which are convertible into cash or a combination of cash and shares of common stock, $.003 par value (the “Common Stock”), of the Company. In addition, the Company also granted the Initial Purchaser an option to purchase, by August 26, 2005, up to $25,000,000 aggregate principal amount of additional Notes. The Initial Purchaser exercised this option, thereby resulting in the sale of $325,000,000 aggregate principal amount of the Notes on July 27, 2005. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchaser, on the other hand, have agreed to indemnify each other against certain liabilities.

The closing of the sale of the Notes occurred on July 27, 2005. The Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were sold to the Initial Purchaser on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act provided by Rule 144A. Pursuant to the Registration Rights Agreement, the Company agreed, as promptly as practicable, but in no event more than 90 days after the original issuance of the Notes, to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the Company’s common stock issuable upon conversion of the Notes. In addition, the Company agreed to use its commercially reasonable efforts to cause the shelf registration statement to become effective no later than February 22, 2006.

Under the Indenture, the Company issued the Notes, which bear interest at 2.25% per annum on the principal amount from July 27, 2005, payable semi-annually in arrears in cash on February 1 and August 1 of each year, beginning February 1, 2006. The Notes will mature on August 1, 2012. The Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except that those subsidiaries which may in the future guarantee our other obligations will also be required to guarantee the Notes. At any time on or before August 1, 2012, the Company may redeem the Notes, in whole or in part, at an initial redemption price equal to $1,000 in cash per $1,000 principal amount of Notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, if (i) in the previous ten trading days ending on the date prior to the date of the giving of the redemption notice the volume-weighted average price of the Company’s Common Stock exceeds 150% of the then effective conversion price of the Notes for at least 5 consecutive trading days and (ii) the shelf registration statement relating to the Notes is effective and expected to remain in effect (unless no longer required). The Notes are convertible into shares of the Company’s Common Stock at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, unless the Company has redeemed or purchased the Notes. The conversion rate with respect to a Note is initially 28.2326 shares of Common Stock per $1,000 principal amount, which represents an initial conversion price of approximately $35.42 per share, subject to adjustments.

The description of the provisions of the Purchase Agreement, the Registration Rights Agreement and the Indenture set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Purchase Agreement, the Registration Rights Agreement and the Indenture, copies of which are attached to this Current Report on Form 8-K as Exhibits 4.1, 4.2 and 4.3, respectively.

Item 7.01. Regulation FD Disclosure.

On July 27, 2005, the Company issued a press release announcing that it has closed its previously announced private offering of $325 million aggregate principal amount of its Notes. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description

4.1	Purchase Agreement, dated as of July 22, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston LLC (filed herewith).

4.2	Registration Rights Agreement, dated as of July 27, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston LLC (filed herewith).

4.3	Indenture, dated as of July 27, 2005, between Cheniere Energy, Inc., as issuer, and The Bank of New York, as trustee (filed herewith).

99.1	Press release, dated July 27, 2005 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2005	CHENIERE ENERGY, INC.

	By:	/s/ Don A. Turkleson
	Name: Title:	Don A. Turkleson Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Purchase Agreement, dated as of July 22, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston LLC (filed herewith).

4.2	Registration Rights Agreement, dated as of July 27, 2005, between Cheniere Energy, Inc. and Credit Suisse First Boston LLC (filed herewith).

4.3	Indenture, dated as of July 27, 2005, between Cheniere Energy, Inc., as issuer, and The Bank of New York, as trustee (filed herewith).

99.1	Press release, dated July 27, 2005 (filed herewith).